                                               March 26, 1999

Fidelity Capital Associates, Inc.
82 Devonshire Street, R25C
Boston, MA 02109

Dear Fidelity Capital Associates, Inc.:

     Wasserstein Perella & Co., Inc. ("WP&Co.") is acting on behalf of NovaCare, Inc. and its subsidiaries and affiliates, including, without limitation, NovaCare Employee Services, Inc., (collectively, the "Company") to explore certain strategic alternatives with respect to the Company (the "Transaction"). In that connection, you have requested certain information concerning the Company from officers, directors, employees, and/or agents of the Company, including WP&Co. All such information (whether written or oral) furnished to you and your Representatives (as defined below), whether prior to, on, or following the date hereof, together with analyses, compilations, forecasts, studies, or other documents or records prepared by you or your Representatives which contain, are based on, or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor, or other similar device, are collectively referred to herein as the "Evaluation Material."

     You hereby agree as follows:

(1) You shall use the Evaluation Material solely for the purpose of evaluating the Transaction and you shall keep the Evaluation Material confidential, except that you may disclose the Evaluation Material or portions thereof to those of your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys, and accountants), and your potential sources of financing (if any) for the Transaction (collectively, the "Representatives") (a) who need to know such information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Evaluation Material, and
     (c) who agree to be bound by the terms of this agreement as if they were parties hereto. You shall be responsible for any breach of this agreement by your Representatives. In the event that you or any of your Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement,

March 26, 1999
Page 2

     you shall furnish only that portion of the Evaluation Material which you are advised by written opinion of counsel is legally required, and you shall exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded such Evaluation Material.

(2) If you determine not to proceed with the Transaction, you will promptly inform WP&Co. of that decision and, in that case or at any time upon the request of the Company or WP&Co., you and your Representatives shall promptly either (i) destroy all copies of the written Evaluation Material in your or their possession or under your or their custody or control (including that stored in any computer, word processor, or similar device) and confirm such destruction to the Company in writing or (ii) return to WP&Co. all copies of the Evaluation Material furnished to you by or on behalf of the Company in your possession or in the possession of your Representatives. Any oral Evaluation Material will continue to be held subject to the terms of this agreement.

(3) The term "Evaluation Material" does not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by you or by any of the Representatives), (ii) was available to you on a non-confidential basis from a source (other than the Company or its representatives) that is not and was not prohibited from disclosing such information to you by a contractual, legal, or fiduciary obligation, or (iii) already known by you at the time of its disclosure.

(4) Without the prior written consent of the other party, neither party nor its respective Representatives shall disclose to any person (a) that any investigations, discussions, or negotiations are taking place concerning the Transaction or any other possible Transaction involving the Company and you, (b) that you have requested or received any Evaluation Material, or
     (c) any of the terms, conditions, or other facts with respect to the Transaction or such investigations, discussions, or negotiations, including the status thereof. The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual, or entity.

(5) You agree that (i) all communications regarding the Transaction, (ii) requests for additional information, facility tours, or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to WP&Co. and not to the Company. Accordingly, you agree that until the consummation of the Transaction by you or a third party, you will not, directly or indirectly, contact or communicate with any officer, director, employee, or agent of the Company without the express prior consent of

March 26, 1999
Page 3

     the Company or WP&Co. You further agree that, for a period of one year from the date of this agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company with whom you have had contact or who became known to you in connection with your consideration of the Transaction other than solicitation pursuant to newspaper advertisements or other general forms of solicitation. You acknowledge and agree that (a) WP&Co. and the Company are free to conduct the process leading up to a possible Transaction as WP&Co. and the Company, in their sole discretion, may determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) WP&Co. and the Company reserve the right, in their sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither WP&Co. nor the Company, nor their respective officers, directors, employees, affiliates, stockholders, agents, or controlling persons will have any legal obligation to you of any kind whatsoever with respect to the Transaction, whether by virtue of this agreement, any other written or oral expression with respect to the Transaction or otherwise. For purposes hereof, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on your part.

(6) You agree that, for a period of three years from the date of this agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 Act")) or Representatives will in any manner, directly or indirectly, (a) effect or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or of beneficial ownership thereof) or assets of the Company or any of its subsidiaries;
     (ii) any tender or exchange offer, merger, or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution, or other extraordinary Transaction with respect to the Company or any of its subsidiaries; or (iv) any solicitation of proxies or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act); (c) take any action which might force the Company to make a public

March 26, 1999
Page 4

     announcement regarding any of the types of matters set forth in (a) above; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Notwithstanding the foregoing, the provisions of this Paragraph 6 shall not apply to any account that both (i) is an account over which your affiliates have investment management or advisory responsibilities, including any of the Fidelity Investments mutual funds, and (ii) consists solely of customer or client accounts. You acknowledge that none of your accounts consists partially or solely of funds from third party limited partnerships.

(7) You acknowledge that you and your Representatives may receive material non-public information in connection with your evaluation of the Transaction and you are aware (and you will so advise your Representatives) that the United States securities laws impose restrictions on trading in securities when in possession of such information. The Company and WP&Co. acknowledge that for United States securities law purposes, you and your affiliates may establish an information blocking device or "Chinese Wall" between your Representatives who pursuant to your Chinese Wall are permitted to receive the Evaluation Material or otherwise participate in discussions concerning the Transaction and those of your and your affiliates' other employees. Attached hereto as Exhibit A is a list of the Designated Representatives. You may at any time add additional Designated Representatives to your Chinese Wall by providing written notice to WP&Co. The Company and WP&Co. agree not to breach your Chinese Wall by providing Evaluation Material, or otherwise discussing any matter concerning or relating to the Transaction, with any of your or your affiliates' employees who are not a Designated Representative.

(8) You understand and acknowledge that none of the Company, WP&Co., or any of their respective officers, directors, employees, affiliates, stockholders, agents, or controlling persons is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and each of the Company, WP&Co., and such other persons expressly disclaims any and all liability to you or any other person that may be based upon or relate to (a) the use of the Evaluation Material by you or any of the Representatives or (b) any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy and completeness of the Evaluation Material and that you will be entitled to rely solely on those particular representations and warranties, if any, that are made to a purchaser in a definitive agreement relating to the Transaction when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement.

March 26, 1999
Page 5

(9) You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this agreement by you or your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of equitable relief in the Company's favor without proof of actual damages. You agree to indemnify and hold harmless the Company from any damage, loss, cost, or liability (including reasonable legal fees and disbursements and the costs of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by you or your Representatives of the Evaluation Material.

(10) You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(11) This agreement is for the benefit of the Company and WP&Co. and their respective successors and assigns. The rights of the Company under this agreement may be assigned in whole or in part to any purchaser of the Company, which purchaser shall be entitled to enforce this agreement to the same extent and in the same manner as the Company is entitled to enforce this agreement.

(12) This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles.

(13) This agreement contains the entire agreement between you and the Company concerning the subject matter hereof, and no modification of this agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the Company and you.

     Please confirm your agreement to the foregoing by signing both copies of this agreement and returning one to WP&Co., Attn: Paul G. Adams.

March 26, 1999
Page 6

                         Very truly yours,

                         WASSERSTEIN PERELLA & CO., INC.

                         As Financial Advisor to, and as Representative of NOVACARE, INC. and NOVACARE EMPLOYEE SERVICES, INC.

                         By:  /s/ Paul G. Adams
                              ----------------------------
                              Name: Paul G. Adams
                              Title: Managing Director

CONFIRMED AND AGREED AS
OF THE DATE WRITTEN ABOVE:

FIDELITY CAPITAL ASSOCIATES, INC.

BY:   /s/ George K. Hertz
     -----------------------------
     NAME: George K. Hertz
     TITLE: Managing Director

                                    EXHIBIT A

                           DESIGNATED REPRESENTATIVES
                           --------------------------

GEORGE K. HERTZ

MICHAEL H. SMITH